Exhibit 99.1

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS PROVIDES UPDATE ON PREOS® NDA PROCESS AND TIMING

Salt Lake City, Utah — February 7, 2005 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that the company will extend the time it will take to prepare the U.S. new drug application (NDA) for its osteoporosis drug candidate PREOS in light of the European deadlines and filing requirements of its partner Nycomed, and the complex process of incorporating data from multiple clinical studies into different regulatory submission documents.

The company noted that Nycomed intends to submit a marketing authorization application in Europe next month for approval to sell PREOTACT™ (the European brand name for PREOS or PTH), and that NPS is applying resources from its U.S. NDA team in a cooperative effort to meet the submission deadline assigned to Nycomed by the European Medicines Agency. NPS will submit its U.S. NDA following the Nycomed submission as soon as it has completed and electronically formatted all of the documents necessary for a successful U.S. marketing application.

Hunter Jackson, Ph.D., Chairman, President, and CEO of NPS, said, “We are nearing completion of the NDA for PREOS and believe we have a very strong data package to support the approval of this investigational therapy for postmenopausal osteoporosis. Although we will extend our submission date beyond the end of February, we expect the delay will be brief and that the extra effort and time we are choosing to take will facilitate productive regulatory reviews in the U.S. and in Europe, which will allow us to achieve a timely and coordinated PREOS launch.”

About PREOS

PREOS is recombinant full-length human parathyroid hormone (PTH 1-84). NPS has studied PREOS in a number of clinical settings to assess its safety and its effect on bone. The pivotal Phase 3 study, known as TOP (Treatment of Osteoporosis with PTH), was a multi-center, randomized, double-blind, placebo-controlled clinical trial designed to evaluate the potential of PTH (1-84) to reduce the risk of vertebral fractures in post-menopausal women. In the TOP study PREOS demonstrated a statistically significant reduction in the risk of new or worsened vertebral fractures in women with and without osteoporosis-related fractures prior to entering the study. Results from the TOP study will be the foundation of the U.S. and European marketing applications.

About NPS Pharmaceuticals

NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding our expectation that Nycomed will file a European marketing application in March 2005, our expectation that the delay in filing the U.S. NDA will be brief, the likelihood that PREOS will be an appropriate therapy for patients who have osteoporosis and our intent to commercialize small molecules and recombinant proteins as drugs. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we have never filed an NDA and may not be able to do so in a timely manner; we cannot assure that Nycomed will timely file a European marketing application for PREOS; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of February 7, 2005, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10 K/A for the year ended December 31, 2003, and our Quarterly Report on Form 10Q for the quarter ended September 30, 2004.